Exhibit 23.1

November 13, 2007

Securities and Exchange Commission
Washington, DC 20549

Dear Sirs:

Re: Kodiak Energy Inc.

We refer to the SB-2 prospectus of Kodiak Energy Inc. (the “Company”) dated November 13, 2007 relating to the offering of securities of the Company.

We consent to the use in the above-mentioned SB-2 prospectus, of our report dated March 26, 2007, to the Shareholders of the Company on the following financial statements:

a.	Balance sheets as at December 31, 2006; and,
b.	Statements of income, retained earnings, and cash flows for the year then ended.

We also consent to the reference to our firm under the heading “Experts” in the SB-2 prospectus.

We report that we have read the prospectus and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the financial statements upon which we have reported or that are within our knowledge as a result of our audit of such financial statements.

Yours truly,

/s/ MEYERS NORRIS PENNY LLP

MEYERS NORRIS PENNY LLP
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